Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment 2 to Form S-1 of our report (which contains an explanatory paragraph relating to Urigen N.A., Inc.’s ability to continue as a going concern as described in Note 1 to the financial statement) dated November 14, 2007, relating to the financial statements of Urigen, N.A., Inc. for the year and period ended June 30, 2007 and 2006, respectively, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

December 6, 2007	By:	/s/ Burr, Pilger Mayer LLP
Palo Alto, CA		Burr Pilger Mayer LLP